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                                                                    EXHIBIT 4.4
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                         AMCAST INDUSTRIAL CORPORATION
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               NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN
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         WHEREAS, the Board of Directors believe that it is beneficial to the
Company that directors of the Company have an opportunity to receive payment of their annual retainer in common shares of the Company;

         NOW, THEREFORE, IT IS RESOLVED that the annual retainer for services as a director of the Company payable to non-employee directors may be paid to such directors in accordance with the following plan:

         1. Each non-employee director may elect to have 50% or more of his annual retainer paid in common shares of the Company.

         2. A director who elects to have his annual retainer paid in shares shall file a written notice with the Secretary of the Company on or before the January 15 of the year for which such election is being made, specifying the percentage of his annual retainer (but not less than 50%) that he desires to be paid in common shares. Such election shall continue in effect for the year in which the election is made and each succeeding year until written notice of revocation is given by the director to the Secretary of the Company.

         3. The closing price of the common shares on January 2 (or the next business day, if January 2 is not a business day) of the year for which the election applies shall be used as the basis for determining the number of shares issuable to the director in payment of his annual retainer. The percentage of the director's annual stipend not paid in shares shall be paid ratably over the year in accordance with the normal payment schedule for director compensation. Certificates for shares issuable in payment of the director's annual retainer shall be issued as soon as possible after December 31 of the particular year to which the shares relate and delivered to the director.

         4. The shares that may be issued to directors in payment of the annual retainer may be treasury shares or authorized and unissued shares.